  EXHIBIT 10.13

WEED, INC.
RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is between WEED, Inc. (“Corporation”), and (“Grantee”), as of (“Date of Grant”).

RECITALS

A.           The Corporation desires to enter into this Agreement to provide an incentive to Grantee, whose services are considered unusually valuable by providing him an opportunity to own additional stock in the Corporation.

B.           The Corporation believes that entering into this Agreement with Grantee is consistent with those purposes.

NOW, THEREFORE, in consideration of the mutual covenants and conditions in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Grantee agree as follows:

AGREEMENT

1. GRANT OF RESTRICTED SHARES. Subject to the terms of this Agreement, the Corporation grants to Grantee  ( ) shares (“Restricted Shares”) of the Corporation’s common stock, (“Stock”). The delivery of any document evidencing the Restricted Shares is subject to the provisions of Section 5.

2. RIGHTS OF GRANTEE. Subject to the provisions of this Agreement, as of the Date of Grant, Grantee shall be a shareholder with respect to all of such Restricted Shares and shall have all of the rights of a shareholder in the Corporation with respect to the Restricted Shares.

3. RESTRICTIONS ON RESTRICTED SHARES.

A. Limitations on Transfer. Grantee agrees to not sell, transfer, pledge, exchange, hypothecate, grant any security interest in, or otherwise dispose of, any Restricted Shares before the date on which the restrictions lapse under Section 4.A., or enter into any agreement or make any commitment to do so. Any attempted sale, transfer, pledge, exchange, hypothecation or disposition of the Restricted Shares shall be null and void, and the Corporation shall not recognize or give effect to such transaction on its books and records (including the books and records of the Corporation’s transfer agent) or recognize the person or persons to whom such sale, transfer, pledge, exchange, hypothecation or disposition has been made as the legal or beneficial owner of the Restricted Shares.

B. Permitted Transfers. Notwithstanding Section 3.A., or any other provision of this Agreement, Grantee may assign and transfer some or all of the Restricted Shares, whether or not the restrictions have lapsed, to a family trust, family limited partnership or other estate planning entity settled or controlled by Grantee, provided that (i) the transferee executes and delivers to the Corporation required documents to confirm that the transferee’s ownership of such Restricted Shares are subject to this Agreement as if such transferee were Grantee, and (ii) the Restricted Shares that are unvested as of the date of transfer will be subject to forfeiture under all circumstances provided in this Agreement, including the provisions based on termination of Grantee’s service with the Corporation.

4. LAPSE OF RESTRICTIONS.

A. Schedule. Subject to the other conditions in this Section 4, the restrictions on the Stock set forth in Section 3 will lapse under the following schedule:

Date Restriction Lapses	Percentage of Stock Becomes Unrestricted
First Anniversary of Date of Grant	33%
Second Anniversary of Date of Grant	66%
Third Anniversary of Date of Grant	100%

B. Condition That Must be Satisfied Before Restrictions Lapse. The restrictions on the Stock will not lapse unless Grantee remains employed by the Corporation or otherwise continues to serve as a non-employee member of the Board of Directors of the Corporation as of the date the restrictions lapse in accordance with the above schedule.

C. Issuance of Certificates. The Corporation shall only be required to issue stock certificates representing those Restricted Shares on which restrictions have lapsed in accordance with the provisions of this Agreement. Within 30 days after restrictions on some or all of the Stock have lapsed, the Corporation shall issue to Grantee a stock certificate representing those shares of Stock that have become unrestricted.

5. SECURITIES ACT.

A. Registration. The Corporation has the right, but not the obligation, to cause the issuance, sale or resale of the Restricted Shares to be registered under the Securities Act.

B. Condition on Delivery of Stock. The Corporation is not required to issue any of the Restricted Shares if, in the opinion of the Corporation’s counsel, the issuance would violate the Securities Act or any other applicable Federal or state securities laws or regulations. Before issuing the Restricted Shares, the Corporation may require Grantee to sign a written statement, in form and content acceptable to the Corporation in its sole discretion, that Grantee (i) shall not sell the Restricted Shares except with the prior written approval of the Corporation, and (ii) shall comply with the Securities Act, the Exchange Act and all other applicable Federal and state securities laws and regulations.

C. Legend. In addition to any other legend that may be required by the Corporation from time to time or pursuant to applicable law, share certificates representing any Restricted Shares issued hereunder shall bear a legend restricting the transferability of such Restricted Shares in substantially the following form:

“Transfer of the securities represented by this certificate is subject to the restrictions imposed by the Restricted Stock Agreement dated February 1, 2018 by and between WEED, Inc. and Glenn Martin.

6. REPURCHASE BY THE COMPANY.

A. Involuntary Transfer. In the event of any transfer by operation of law or other involuntary transfer, of all, or a portion, of the Restricted Shares, the Corporation shall have an option to purchase all or any portion of the Restricted Shares transferred (the “Involuntary Transfer Option”). Upon such a transfer, Grantee and the person acquiring the Restricted Shares shall promptly notify the Secretary of the Corporation of such transfer. The Corporation (or its assignee) shall notify Grantee and the person acquiring the Restricted Shares as to whether the Corporation (or its assignee) wishes to purchase any of the Restricted Shares pursuant to the Involuntary Transfer Option no later than 45 days following the receipt by the Corporation of the notice from the person acquiring the Restricted Shares. If the Corporation (or its assignee) elects to purchase such Restricted Shares hereunder, it shall set a date for the closing of the transaction at a place specified by the Corporation not later than 30 days from the date of such notice. At such closing, the Corporation (or its assignee) shall tender payment for the Restricted Shares and the certificates representing the Restricted Shares so purchased shall be canceled (or the Restricted Shares transferred to the Corporation’s assignee, if applicable). Grantee hereby authorizes and directs the Secretary or the transfer agent of the Corporation, as applicable, to transfer the Restricted Shares as to which the involuntary Transfer Option has been exercised from Grantee to the Corporation (or its assignee). Grantee further authorizes the Corporation to refuse, or to cause the transfer agent to refuse, as applicable, to transfer or record any Restricted Shares to be transferred in violation of this Agreement.

B. Price Determination by Board. With respect to the Restricted Shares to be transferred pursuant to the Involuntary Transfer Option where the price is determined under this Section 6.B., the price per share shall be a price that will reflect the current fair market value of such Restricted Shares as determined in good faith by the Board. The Corporation shall notify Grantee, his representative, or the person acquiring the Restricted Shares under Section 6.A. of the price so determined within 45 days after receipt by the Corporation of notice of the transfer or proposed transfer of the shares.

C. Assignment by Corporation. The Corporation’s Involuntary Transfer Option (collectively, the “Corporation’s Rights”) may be assigned in whole or in part to any shareholder or shareholders of the Corporation.

D. Obligations Binding upon Transferees. All transferees of Restricted Shares or any interest therein will receive and hold such Restricted Shares or interest therein subject to the provisions of this Agreement, including, insofar as applicable, the Corporation’s Rights. Any sale or transfer of the Restricted Shares shall be void unless the provisions of this Agreement are complied with.

E. Termination of the Corporation’s Rights. Except as otherwise provided hereunder, the Corporation’s Rights granted to the Corporation by this Section 6 shall terminate upon the effective date of a firm commitment underwritten public offering pursuant to an effective Securities Act, covering the offer and sale of Stock for the Corporation’s account to the public other than (i) a registration relating solely to employee stock option, stock purchase or other benefit plans or (ii) relating solely to a SEC Rule 145 transaction.

F. Replacement Certificate. If the restrictions imposed on the sale or transfer of the Stock by this Agreement terminate as provided in this Section 6 a new certificate or certificates representing the Stock shall be issued, on request, without any legend.

G. Transfers Deemed Involuntary Transfers. For purposes of this Agreement, the following events shall be deemed to be or to cause, without limitation, involuntary transfers subject to the Involuntary Transfer Option pursuant to Section 6.A.:

(1) Grantee files a voluntary petition in bankruptcy or is adjudicated bankrupt or makes an assignment for the benefit of his creditors; and

(2) Grantee transfers or attempts to transfer part or all or his interest in the shares in violation of this Agreement.

7. ACKNOWLEDGEMENTS AND REPRESENTATION OF GRANTEE. In connection with Grantee’s receipt of the Restricted Shares, Grantee hereby acknowledges the following:

A. Further Limitations on Disposition. Grantee understands and acknowledges that Grantee may not make any sale, assignment, transfer or other disposition (including transfer by gift or operation of law) of all or any portion of the Restricted Shares except in accordance with this Agreement. Further, Grantee agrees to make no sale, assignment, transfer or other disposition of all or any portion of the Restricted Shares unless there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement, or Grantee has obtained an opinion of Grantee’s counsel that such disposition does not require registration under the Securities Act. The Corporation may request a copy of any such opinion and, upon such request, Grantee shall promptly provide such copy to the Corporation.

B. Determination of Fair Market Value. Grantee understands and acknowledges that the Fair Market Value of the Restricted Shares shall be determined in accordance with the terms and conditions set forth by the Corporation’s Board.

C. Section 83(b) Election. Grantee understands that Section 83 of the Internal Revenue Code of 1986, as amended (“Code”) taxes as ordinary income the difference between the amount paid for the Restricted Shares and the Fair Market Value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse. In this context, “restriction” means the restrictions set forth in Section 3 hereof. Grantee understands that Grantee may elect to be taxed at the time the Restricted Shares are granted rather than when and as the Restricted Shares vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Date of Grant. Grantee understands that failure to make this filing timely shall result in the recognition of ordinary income by Grantee on the Fair Market Value of the Restricted Shares at the time such restrictions lapse.

GRANTEE ACKNOWLEDGES THAT IT IS GRANTEE’S SOLE RESPONSIBILITY, AND NOT THE CORPORATION’S, TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF GRANTEE REQUESTS THE CORPORATION OR ITS REPRESENTATIVES TO MAKE THIS FILING ON GRANTEE’S BEHALF.

D. Investment Intent. Grantee hereby represents and warrants to the Corporation that Grantee is acquiring the Restricted Shares for investment purposes only and not with a view to the resale or other distribution thereof.

8. NON-TRANSFERABILITY OF RIGHTS. Grantee may not assign or transfer Grantee’s rights under this Agreement, nor may Grantee subject such rights (or any of them) to execution, attachment, garnishment, or similar process. Any such attempted assignment or transfer by Grantee shall be null and void and shall not be recognized by the Corporation.

9. FEDERAL AND STATE TAXES. Grantee may incur certain liabilities for Federal, state, or local taxes in connection with the grant of the Restricted Shares hereunder, and the Corporation may be required by law to withhold such taxes. Upon determination of the year in which such taxes are due and the determination by the Corporation of the amount of taxes required to be withheld, Grantee shall pay an amount equal to the amount of Federal, state, or local taxes required to be withheld to the Corporation. If Grantee fails to make such payment in a timely manner, the Corporation may withhold and set-off against compensation payable to Grantee the amount of such required payment.

10. TAX ADVICE. GRANTEE HEREBY ACKNOWLEDGES THAT NEITHER THE CORPORATION NOR ANY OF ITS REPRESENTATIVES (INCLUDING ANY DIRECTOR, OFFICER, EMPLOYEE OR PROFESSIONAL ADVISOR THEREOF) HAS PROVIDED TO GRANTEE ANY TAX-RELATED ADVICE WITH RESPECT TO THE MATTERS COVERED BY THIS AGREEMENT. GRANTEE UNDERSTANDS AND ACKNOWLEDGES THAT HE IS SOLELY RESPONSIBLE FOR OBTAINING HIS OWN TAX ADVICE (AT GRANTEE’S COST) WITH RESPECT TO THE MATTERS COVERED BY THIS AGREEMENT.

11. ADJUSTMENT OF SHARES. The number of Restricted Shares issued to Grantee pursuant to this Agreement shall equitably be adjusted by the Corporation’s Board in its discretion in the event of a change in the Corporation’s capital structure.

12. AMENDMENT OF AGREEMENT. This Agreement may only be amended with the written approval of Grantee and the Corporation.

13. GOVERNING LAW. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance, or otherwise, by the laws of the State of Arizona, without regard to conflicts-of-laws principles that would require the application of any other law.

14. SEVERABILITY. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is held to be unenforceable or invalid by any court of competent jurisdiction or under any applicable law, the parties hereto shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the greatest extent possible, the original purpose and intent of this Agreement, and in any event, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

15. ENTIRE AGREEMENT. This Agreement constitutes the entire, final, and complete agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, promises, understandings, negotiations, representations, and commitments, both written and oral, between the parties hereto with respect to the subject matter hereof. Neither party hereto shall be bound by or liable for any statement, representation, promise, inducement, commitment, or understanding of any kind whatsoever not expressly set forth in this Agreement.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by its duly authorized representative and Grantee has signed this Agreement, in each case as of the day and year first written above.

CORPORATION:

WEED, Inc., a Nevada corporation

By:
Authorized Signatory

Print Name

GRANTEE: